EXHIBIT 1

                        FIRST AMENDED PLAN OF REORGANIZATION


DAVID GOULD (State Bar No. 37947)
RODGER M. LANDAU (State Bar No. 151456)
McDERMOTT, WILL & EMERY
2049 Century Park East, 34th Floor
Los Angeles, CA  90067-3208
Telephone:  (310) 277-4110
Fax:  (310) 277-4730

Attorneys for Debtors and Debtors-in-Possession

MARTIN J. BRILL (State Bar No. 53220)
LEVENE, NEALE, BENDER, RANKIN & BRILL L.L.P.
1801 Avenue of the Stars, Suite 1120
Los Angeles, California  90067
Telephone:   (310) 229-1234
Telecopier:  (310) 229-1244

Attorneys for Committee of Creditors Holding Unsecured Claims

UNITED STATES BANKRUPTCY COURT
CENTRAL DISTRICT OF CALIFORNIA
SAN FERNANDO VALLEY DIVISION


In re
FIELDS AIRCRAFT SPARES, INC.
Jointly Administered with
FLIGHTWAYS MANUFACTURING, INC.,
Case No. SV 99-22996-GM, FIELDS
AIRCRAFT SPARES, INCORPORATED,
Case No. SV 99-22997-GM, SKYLOCK
INDUSTRIES, INC., Case No.
SV 99-22998-GM, FIELDS AERO
MANAGEMENT, INC., Case No.
SV 99-29999-GM

                  Debtors


Bk. No. SV 99-23000-GM
Chapter 11
FIRST AMENDED JOINT CHAPTER 11 PLAN
OF REORGANIZATION PROPOSED BY THE
DEBTORS AND COMMITTEE OF CREDITORS
HOLDING UNSECURED CLAIMS

Confirmation Hearing:

Date:  November 14, 2000
Time:  9:00 a.m.
Place: Courtroom 303
       21041 Burbank Blvd.
       Woodland Hills, CA 91367


The Debtors and Debtors-in-Possession, Fields Aircraft Spares, Inc. ('Inc'), Fields Aircraft Spares, Incorporated, Flightways Manufacturing, Inc., Skylock Industries, Inc., and Fields Aero Management, Inc., (collectively the 'Debtors'), and the Committee of Creditors Holding Unsecured Claims appointed for the jointly administrated Chapter 11 Bankruptcy cases of the Debtors, hereby propose the following First Amended Joint Plan of Reorganization (the 'Plan') pursuant to Title 11, United States Code, section 11 U.S.C. Section 1121(a). The Plan provides that the assets belonging to Inc. shall be used for the benefit of the Debtors' creditors.

I. DEFINITIONS
As used in this Plan, the following terms shall have the respective meanings specified below:

1.1 Acquirer: Jeffrey Crevoiserat and Brian Katzen, or their nominee, whether the nominee is an individual or individuals, partnership, limited liability company or corporation.

1.2 Administrative Claimant: Any person claiming entitlement to payment of an Administrative Expense.

1.3 Administrative Expense: Any cost or expense of administration of the Chapter 11 Cases incurred on or before the Confirmation Date entitled to priority under Section 11 U.S.C. Section 507(a)(1) and allowed under
Section 11 U.S.C. Section 503(b) of the Bankruptcy Code, including, without limitation, any actual and necessary expenses of preserving the Debtors estates, including wages, salaries or commissions for services rendered after the commencement of the Chapter 11 Case, any actual and necessary expenses of operating the business of the Debtors, any indebtedness or obligations incurred or assumed by the Debtors in connection with the conduct of the business of the Debtors or for the acquisition or lease of property or for the obtaining of services by the Debtors, any tax incurred by the Estates except a tax of a kind specified in Bankruptcy Code section
11 U.S.C. Section 507(a)(7) 507(a)(8), all allowances of compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Court under the Bankruptcy Code, any fees and mileage payable under Chapter 119 of Title 20, United States Code, and any expense charges assessed against the Estates of the Debtors under Chapter 123 of Title 28 United States Code.

1.4 Allowed Claim or Allowed Interest: Any Claim against or Interest in the Debtors, proof of which was filed on or before April 17, 2000 or, if no proof of claim was filed, which has been or hereafter is listed by the Debtors in the Debtors' Schedules as liquidated in amount and not disputed or contingent as to liability and, in either case, a Claim or Interest as to which no objection to the allowance thereof has been filed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been interposed and/or such Claim or Interest has been allowed in whole or in part by an order or judgment of the Bankruptcy Court that is no longer subject to appeal or certiorari proceeding and as to which no appeal or certiorari proceeding is then pending and is not otherwise a Contested Claim. Unless specified in this Plan, and except with respect to the Allowed Class 2 Claim, an 'Allowed Claim' shall not, for purposes of computation of distributions under the Plan, include interest on the amount of such Claim from and after the Petition Date.

1.5 Allowed Class 1 Claims: Priority Non-tax Claims to the extent they are or have become Allowed Claims.

1.6 Allowed Class 2 Claim: The Allowed Secured Claim of Banc of America Commercial Finance ('BOA').

1.7 Allowed Class 3 Claim: The Allowed Secured Claim of Marcap Vendor Finance Corporation ('Marcap'), secured by a contractual lien on a HAAS HL-2 CNC Lathe with auto bar feed, tooling, and accessories, to the extent secured, valid and unavoidable.

1.8 Allowed Class 4 Claim: The Allowed Secured Claim of Marcap, secured by a contractual lien on computers (4), computer monitors (5), printers (9)
and HP 3100 Printers/faxes (13), to the extent secured, valid and unavoidable.

1.9 Allowed Class 5 Claim: The Allowed Secured Claim of Orix Credit Alliance ('Orix')which is secured by a contractual lien on one HAAS HL-2 CNC Lathe with Autobar 400, S/N: 61842 and one Fadal VMC 2216 Vertical Machining Center, S/N 9808547, to the extent secured, valid and unavoidable.

1.10 Allowed Class 6 Claims: All Allowed Claims of general unsecured creditors to the extent not classified in another class under the Plan.

1.11 Allowed Class 7 Claims: All Allowed claims of the Bondholders.

1.12 Allowed Class 8 Claims: All Allowed unsecured claims arising from uninsured employee losses by employees or former employees of the Debtors.

1.13 Allowed Class 9 Claims: The Claims of Creditors holding Unsecured Claims against the Debtors in amounts less than $500.00 or that elect to reduce their claims to $500.00 by marking their ballot to make such election.

1.14 Allowed Class 10 Interests:  The Allowed Equity Interests in Inc.

1.15 Allowed Class 11 Interests:  The Allowed Equity Interests in Skylock.

1.16 Allowed Class 12 Interests:  The Allowed Equity Interests in Flightways.

1.17 Allowed Class 13 Interests:  The Allowed Equity Interests in Aero.

1.18 Allowed Class 14 Interests:  The Allowed Equity Interests in Incorporated.

1.19 Allowed Class Claim: Claims belonging to a specific class to the extent they become Allowed Claims.

1.20 Allowed Secured Claim: A Secured Claim to the extent it is or has become an Allowed Claim.

1.21 Allowed Unsecured Claim: An Unsecured Claim to the extent it is or has become an Allowed Claim.

1.22 Ballot: The ballot form mailed to Creditors, Interest holders and other interested parties to be used for voting on the Plan.

1.23 Bank of America: Bank of America, N.A., successor in interest to Banc of America Commercial Finance Corporation, Commercial Funding Division ('BOA'), the Debtors' primary secured lender, which holds a lien on all of the Debtors' assets, other than the Fillmore real property (the 'BOA Loan') and those causes of action which arose on the Petition Date.

1.24 Bankruptcy Code: The United States Bankruptcy Code, 11 U.S.C. section 11 U.S.C. Section 101101, et seq., as amended.

1.25 Bankruptcy Court: The unit of the United States District Court for the Central District of California, constituted pursuant to 28 U.S.C.
section 28 U.S.C. Section 151151, having jurisdiction over the Debtors' Chapter 11 Cases to the extent of any reference made pursuant to 28 U.S.C.
Section 28 U.S.C. Section 157(a)157(a), or in the event such court ceases to exercise jurisdiction over the Chapter 11 Cases, such court or adjunct thereof that has jurisdiction over the Chapter 11 Cases.

1.26 Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure, as amended, as applicable to the Debtors' Chapter 11 Cases.

1.27 Bar Date: The date of April 17, 2000, fixed by the Court as the last date on which to file Proofs of Claim against or Interests in the Debtors. Any Proofs of Claim against or Interests in the Debtors filed after the Bar Date shall be allowed only as provided for in the Notice of Bar Date filed in the cases and served on holders of Claims and Interests, or as provided for in Rule Federal Rule of Bankruptcy Procedure 3003(c)(3)3003(c)(3) of the Federal Rules of Bankruptcy Procedure.

1.28 Bondholders:   Those Persons holding Fields Aircraft Spares, Inc.,
$10,000,000, 8.5% Subordinated Redeemable Debentures Due 2000 and Fields Aircraft Spares, Inc., 8.5% Subordinated Debentures Due December 31, 2001.

1.29 Business Day: Any day other than a Saturday, Sunday or 'legal holiday' (as such term is defined in Bankruptcy Rule Federal Rule of Bankruptcy Procedure 9006(a)9006(a)).

1.30 Cash: Cash, cash equivalents and other readily marketable securities or instruments issued by a Person other than the Debtors, including, without limitation, readily marketable direct obligations of the United States of America and certificates of deposit issued by banks.

1.31 Chapter 11 Cases: The administratively consolidated Chapter 11 Cases of Fields Aircraft Spares, Inc., ('Inc.') Fields Aircraft Spares, Incorporated, ('Incorporated'), Flightways Manufacturing, Inc., ('Flightways') Skylock Industries, Inc., ('Skylock') and Fields Aero Management, Inc., ('Aero,' collectively referred to as 'Debtors'), all filed on or about November 9, 1999 as Case Numbers SV 99-23000 GM,
SV 99-22997 GM, 99 SV 99-22996 GM, SV 99-22998 GM and SV 99-22999 GM,
respectively, pending in the United States Bankruptcy Court for the Central District of California and in which the Debtors are debtors-in-possession.

1.32 Claim: Any right to payment from the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment from the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

1.33 Class 1 Creditor: A Creditor with a Claim classified in Class 1 of the Plan.

1.34 Class 2 Creditor: A Creditor with a Claim classified in Class 2 of the Plan.

1.35 Class 3 Creditor: A Creditor with a Claim classified in Class 3 of the Plan.

1.36 Class 4 Creditor: A Creditor with a Claim classified in Class 4 of the Plan.

1.37 Class 5 Creditor: A Creditor with a Claim classified in Class 5 of the Plan.

1.38 Class 6 Creditor: A Creditor with a Claim classified in Class 6 of the Plan.

1.39 Class 7 Creditor: A Creditor with a Claim classified in Class 7 of the Plan.

1.40 Class 8 Creditor: A Creditor with a Claim classified in Class 8 of the Plan.

1.41 Class 9 Creditor: A Creditor with a Claim classified in Class 9 of the Plan.

1.42 Class 10 Interests: An Interest Holder with an Interest classified in Class 10 of the Plan.

1.43 Class 11 Interests: An Interest Holder with an Interest classified in Class 11 of the Plan.

1.44 Class 12 Interest: An Interest Holder with an Interest classified in Class 12 of the Plan.

1.45 Class 13 Interest: An Interest Holder with an Interest classified in Class 13 of the Plan.

1.46 Class 14 Interest: An Interest Holder with an Interest classified in Class 14 of the Plan.

1.47 Confirmation Date: The date the Confirmation Order is entered on the Bankruptcy Court docket.

1.48 Confirmation Hearing: The first date set by the Court for a hearing on confirmation of the Plan.

1.49 Confirmation Order: An order of the Bankruptcy Court confirming the Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code.

1.50 Contested Claim or Contested Interest: Any Claim or Interest as to which a Debtor or any party in interest has interposed an objection in accordance with the Plan, the Bankruptcy Code or the Bankruptcy Rules, or to which an action has been commenced seeking affirmative relief forming an offset to the Claim, which objection or proceeding has not been finally determined, i.e., an objection that is subject to appeal or certiorari proceeding, or which the Debtors' schedules list as contingent, disputed or unliquidated. A Contested Claim or Interest is not an Allowed Claim or Interest until the contested nature of the Claim is eliminated pursuant to a Final Order.

1.51 Creditor: Any Person who has a Claim against the Debtors that arose on or before the Petition Date, or a Claim against the Debtors of any kind specified in Bankruptcy Code sections 11 U.S.C. Section 502(f), 11
U.S.C. Section 502(g), 11 U.S.C. Section 502(h) or 11 U.S.C.
Section 502(i).

1.52 Creditors' Committee or Committee: The Official Committee of Creditors Holding Unsecured Claims appointed by the United States Trustee pursuant to 11 U.S.C. section 11 U.S.C. Section 11021102. The members of the Creditors Committee are: Weber Aircraft, Inc., JAL Trading Americas, Inc., Empire Plastics, Faro Investments, Keusch Merlo, SDV-USA, Inc., and Sunrise Medical, Inc.

1.53 Cure Payment: The amount of money necessary to cure defaults under an unexpired lease or executory contract and compensate the party other than the Debtor to such contract or lease for any actual pecuniary loss to such party resulting from such default as required by Bankruptcy Code section 11 U.S.C. Section 365(b)(1)(A) and 11 U.S.C. Section 365(b)(1) (B) subject to the provisions of Bankruptcy Code section 11 U.S.C. Section 365(b)(2).

1.54 Debtor(s): Fields Aircraft Spares, Inc., a Utah Corporation (also referred to as 'Inc.,' or 'Debtor,'); Fields Aircraft Spares, Incorporated, a California Corporation (also referred to as 'Incorporated' or 'Debtor'); Flightways Manufacturing, Inc., a California Corporation (also referred to as 'Flightways' or 'Debtor'); Skylock Industries, Inc., a California Corporation (also referred to as 'Skylock' or 'Debtor'); and Fields Aero Management, Inc., a California Corporation (also referred to as 'Aero' or 'Debtor').

1.55 Debtor-in-Possession: Debtors, in their representative capacities as debtors-in-possession pursuant to Bankruptcy Code sections 11 U.S.C.
Section 11071107 and 11 U.S.C.  Section 11081108.

1.56 Disbursing Agent: The Disbursing Agent shall be the Reorganized Debtors. The Disbursing Agent shall serve without bond.

1.57 Distribution: The property required by the Plan to be distributed to the holders of Allowed Claims or Allowed Interests.

1.58 Effective Date: Eleven (11) calendar days after the Confirmation Date, or at least one (1) Business Day after the Confirmation Date, if the Bankruptcy Court enters an order making Bankruptcy Rule Federal Rule of Bankruptcy Procedure 70627062 inapplicable to the proceedings respecting the Confirmation Order or otherwise determining that the Effective Date may occur immediately following confirmation; and (b) on which (i) no stay of the Confirmation Order is in effect and (ii) all conditions to the Effective Date have been satisfied or waived.

1.59 Final Order: An order of the Court which has not been reversed, stayed, modified or amended, and as to which (a) the time to appeal or to seek review by certiorari or rehearing has expired, and no such appeal, review, certiorari or rehearing petition has been filed, or (b) any such appeal, review, certiorari or rehearing proceeding has been finally determined or dismissed, and the order is conclusive of all matters adjudicated thereby and in full force and effect.

1.60 Interest: An equity in the Debtors arising pursuant to the ownership or right to acquire ownership or other equity interests of the Debtors.

1.61 Interest Holder:  A holder of an Interest.

1.62 IRS:  The Internal Revenue Service of the United States.

1.63 Management Group: The management team consisting of Alan Fields, the Chief Executive Officer of Inc., Incorporated and Aero, Neil O'Hara, the Senior Vice President of Inc., Incorporated and Aero; and, Brian S. Aune, the Chief Financial Officer of the Inc., Incorporated and Aero.

1.64 Operating Capital Loan: A $750,000 credit facility provided to the Debtors by Acquirer, post-petition, and secured by a first priority security interest in the assets of Skylock and also secured by a first priority security interest in the capital stock of Skylock owned by Inc. The Operating Capital Loan was approved by the Court at hearings held on March 31, 2000 and April 11, 2000. The Operating Capital Loan is payable upon the earlier of: (1) six months from funding or (2) the termination or performance of the Purchase Agreement. It is contemplated that the Operating Capital Loan will be paid by offsetting it against a portion of Acquirer's obligations to fund the Plan, effectively converting it to equity.

1.65 Person: An individual, corporation or partnership, as defined in 11 U.S.C. section 11 U.S.C. Section 101(41)101(41).

1.66 Petition Date: November 9, 1999, the date the Debtors filed their Voluntary Petitions for relief, commencing their Chapter 11 Cases.

1.67 Plan: The Debtors' and Creditors Committee's First Amended Plan of Reorganization, either in its present form or as it may be altered, amended or modified from time to time.

1.68 Pre-Petition Loan Documents: The various loan and security agreements, and related documents and exhibits, entered into between BOA or its predecessor in interests and the Debtors prior to the Petition Date, under which, generally BOA agreed to provide a revolving credit facility and other financial accommodations to the Debtors and the Debtors gave BOA security interests and liens in or on all or substantially all of the Debtors' assets.

1.69 Priority Non-Tax Claim: Any Claim, other than an Administrative Expense, entitled to priority and payment under Bankruptcy Code sections 11 U.S.C. Section 507(a)(2)-(7)507(a)(2)-(7) and 11 U.S.C.
Section 507(a)(9)(9).

1.70 Priority Tax Claim: Any Claim entitled to priority and payment under Bankruptcy Code section 11 U.S.C. Section 507(a)(8)507(a)(8).

1.71 Proponents: The proponents of this plan are the Debtors and the Creditors Committee.

1.72 Pro Rata: Proportionately, so that the ratio of the amount of a particular Claim or Interest to the total amount of Allowed Claims or Allowed Interests of the class in which a particular Claim or Interest is included is the same as the ratio of the amount of consideration distributed on account of such particular Claim or Interest to the consideration distributed on account of the Allowed Claims or Allowed Interests of the class as a whole in which the particular Claim or Interest is included.

1.73 Reorganized Debtor: Inc. on and after the Effective Date of the Plan.

1.74 Reorganized Debtors: Inc., Incorporated and Skylock on and after the Effective Date of the Plan.

1.75 Secured Claim: A right to payment from the Debtors other than an Administrative Expense, a Priority Non-Tax Claim or a Priority Tax Claim or Interest on a pre-petition debt, to the extent that it is validly and properly secured, in accordance with applicable law, by any form of collateral, whether real, personal, tangible or intangible and that has not been valued as an Unsecured Claim pursuant to 11 U.S.C. section 11 U.S.C. Section 506(a)506(a).

1.76 T-Bill Rate: The interest rate of a 3-month T-Bill as set forth in The Wall Street Journal on the date that such interest rate is to be calculated.

1.77 Unsecured Claim: Any Claim other than an Administrative Expense Claim, a Priority Tax Claim, a Priority Non-Tax Claim, or a Secured Claim.

1.78 Unsecured Creditor:  Any Creditor holding an Unsecured Claim.

The words 'herein' and 'hereunder' and other words of similar import refer to this Plan as a whole and not to any particular section, subsection or clause contained in this Plan, unless the context requires otherwise. Whenever from the context it appears appropriate, each term stated in either the singular or the plural includes the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender include the masculine, feminine and neuter. The section headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.

     A term used in this Plan and not defined herein but that is defined in the Bankruptcy Code has the meaning assigned to the term in the Bankruptcy Code. A term used in this Plan and not defined herein or in the Bankruptcy Code, but which is defined in the Bankruptcy Rules, has the meaning assigned to the term in the Bankruptcy Rules.

II CLASSIFICATION OF CLAIMS

Claims are classified as follows:

2.1 Administrative Expense Claims: Allowed Administrative Expense Claims are unclassified.

2.2 Priority Tax Claims:  Allowed Priority Tax Claims are unclassified.

2.3 Class 1 Claims:  Allowed Priority Non-Tax Claims.

2.4 Class 2 Claims:  BOA's Allowed Secured Claim.

2.5 Class 3 Claims: Marcap's Allowed Secured Claim which is secured by a contractual lien on a HAAS HL-2 CNC Lathe with auto bar feed, tooling, and accessories, to the extent secured, valid and unavoidable.

2.6 Class 4 Claims: Marcap's Allowed Secured Claim which is secured by a contractual lien on computers (4), computer monitors (5), printers (9) and HP 3100 Printers/faxes (13), to the extent secured, valid and unavoidable.

2.7 Class 5 Claims: Orix's Allowed Secured Claim which is secured by a contractual lien on one HAAS HL-2 CNC Lathe with Autobar 400, S/N: 61842 and one Fadal VMC 2216 Vertical Machining Center, S/N 9808547, to the extent secured, valid and unavoidable.

2.8 Class 6 Claims:  Allowed General Unsecured Claims.

2.9 Class 7 Claims:  Allowed Unsecured Claims of the Bondholders.

2.10 Class 8 Claims: Allowed Unsecured Claims relating to uninsured employee claims.

2.11 Class 9 Claims:  Allowed Unsecured Claims $500.00 and Under.

2.12 Class 10 Interests:  Allowed Equity Interests in Inc.

2.13 Class 11 Interests:  Allowed Equity Interests in Skylock.

2.14 Class 12 Interests:  Allowed Equity Interests in Flightways.

2.15 Class 13 Interests:  Allowed Equity Interests in Aero.

2.16 Class 14 Interests:  Allowed Equity Interests in Incorporated.

III PROVISIONS FOR TREATMENT OF UNCLASSIFIEDALLOWED ADMINISTRATIVE
EXPENSE CLAIMS

3.1 Unclassified Allowed Administrative Expense Claims: Claimants are unimpaired. Acceptances of this Plan from holders of such claims are not required.

3.2 Treatment: Except as otherwise provided herein, each Allowed Administrative Expense Claim shall be paid in full, in Cash, or upon such other terms as may be agreed upon by and between any Administrative Claimant and the Debtors on the Effective Date; provided, however, that Administrative Expenses representing indebtedness or other obligations incurred or assumed by the Debtors-in-Possession in the ordinary course of their business between the Petition Date and the Confirmation Date shall be assumed and paid or performed by the Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto.

3.3 Payment of Statutory Fees: On or before the Effective Date, all fees due and payable pursuant to 28 U.S.C. section 28 U.S.C. Section 19301930, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid in full, in Cash. The Reorganized Debtor will continue to make quarterly fee payments based upon disbursements until the case is converted to another chapter, dismissed by the Court or closed by Court order pursuant to 28 U.S.C. section 28 U.S.C. Section 1930(a)(6)1930(a)(6).

3.4 Court Approval of Professional Fees Required: The Court must rule on all fees of professionals providing services to the Debtors, and Debtors-in-Possession or Creditors' Committee before the fees will be owed. For all professional fees, except Bankruptcy Clerk's Office fees and United States Trustee's fees, the professionals must file and serve a properly noticed fee application and the Court must rule on the application. Only the amount of fees and costs allowed by the Court will be owed and required to be paid under this Plan.

3.5 Treatment of Acquirer's Allowed Administrative Claim:

The Acquirer has agreed to treatment other than satisfaction in full of its Allowed Administrative Claim on the Effective Date provided that:

3.5.1 Debtors and the Acquirer will enter into an Operating Agreement for the operation of the Debtors by Acquirer.

3.5.2 The Acquirer shall acquire 51% of the outstanding stock of Inc., all of the assets of Incorporated and 100% of the outstanding stock of Skylock, in the absence of a better offer from a third party, for $2,350,000 ($1,350,000 of which is to be paid in cash or $600,000 in cash plus the cancellation of Debtors' indebtedness to Acquirer under the $750,000 Operating Capital Loan made by Acquirer to the Debtors and a $1,000,000 term loan payable to the Debtors other than Skylock).

3.5.3 The Acquirer will be issued warrants to acquire an additional 20% (on a fully diluted basis as of the Effective Date) of the stock of the Reorganized Debtor's Common Stock at an aggregate $1.00 which will be exercisable at Acquirer's option subsequent to the end of 2002. Subsequent to 2002, if the Reorganized Debtor's cumulative income from operations for 2001 and 2002 meet or exceed 80% of currently projected EBITDA, as set forth in Exhibit '1' attached hereto, before any one time charges for acquisitions, the Reorganized Debtor shall repurchase warrants equal to 15% of the Reorganized Debtor's total equity for $500,000 cash and the remaining warrants, equal to 5% (on a fully diluted basis as of the Effective Date) of the Reorganized Debtor's total equity, will be exercised.

3.5.4 As security for the $1,000,000 loan provided by the Acquirer to Inc., Inc. shall grant to the Acquirer the following: (a) A valid, binding, unavoidable, enforceable, and perfected first priority lien and security interest upon Inc.'s real property located at 341 A Street, in the City of Fillmore, County of Ventura, State of California; and (b) A valid, binding, unavoidable, enforceable, and perfected lien and security interest upon all of Inc.'s property and assets of any kind or nature whatsoever, real or personal, and all proceeds, products, rents issue or profits thereof, whether now existing or hereafter acquired or arising, which shall be second in priority only to the lien and security interest held by BOA on the aforementioned property of Inc.

IV PROVISIONS FOR TREATMENT OF UNCLASSIFIED ALLOWED PRIORITY TAX CLAIMS

4.1 Allowed Priority Tax Claims: Allowed Priority Tax Claimants are unclassified. Acceptances of this Plan from holders of such claims are not required.

4.2 Treatment: The Reorganized Debtors shall satisfy all Allowed Priority Tax Claims in the manner set forth in section 11 U.S.C. Section 1129(a)(9)
(c)1129(a)(9)(c) of the Code.  Specifically, unless the Reorganized
Debtors choose to pay sooner, the Reorganized Debtors shall pay the claim over a period of six years from assessment of the claims with interest and principal paid quarterly. The interest rate for these claims shall be fixed on the Effective Date at the rate provided in Internal Revenue Code section Internal Revenue Code Section 66216621. The first payment under these repayment terms shall be made on the Effective Date and shall continue quarterly thereafter until the sixth anniversary from the date of assessment. Depending on the final determination of the assessment date, the final quarterly payment may include a lump sum amount constituting the balance due to the taxing authorities, if paid in less than 24 quarterly installments. This Plan, the Confirmation Order and Bankruptcy Code section 11 U.S.C. Section 1141(d)1141(d) provide for the discharge of any such claims for post-Petition Date interest or penalties. Holders of Priority Tax Claims shall not assess nor attempt to collect such interest or penalties from the Reorganized Debtors or property of the Reorganized Debtors.

4.3 Alternative Treatment: The Reorganized Debtors at their election may satisfy any one or all of the Allowed Priority Tax Claims by making a Cash payment for the Allowed amount of such Allowed Priority Tax Claim.

V
PROVISIONS FOR TREATMENT OF CLASS 1 CREDITORS
5.1 Unimpaired: Allowed Claimants in Class 1 are unimpaired. Acceptances of this Plan from holders of such claims will not be solicited or required.

5.2 Treatment: Allowed Class 1 Claims shall be paid in full, in Cash, by the Reorganized Debtors on the Effective Date of the Plan, unless otherwise agreed to by the Debtors and the Class 1 Creditor or unless an objection to the Claim is filed.


VI PROVISIONS FOR TREATMENT OF CLASS 2 CREDITORS

6.1 Impaired: Allowed Class 2 Secured Claim of BOA is impaired. Acceptance of this Plan from BOA will be solicited.

6.2 Treatment:  The Allowed Class 2 Claim of BOA shall be treated as follows:

6.2.1 On the Effective Date, BOA shall maintain any lien securing its Allowed Claim on the Reorganized Debtors' assets. As of July 26, 2000, the Claim of BOA was in the Allowed amount of $7,552,297.26. The Allowed Class 2 Claim of BOA will subsequently be reduced by payments made by the Debtors and increased by accruals.

6.2.2 Upon confirmation of the Plan, to the extent that the advances that the Debtors received from BOA in excess of those permitted under the terms of the Pre-petition Loan Documents (the 'Over-Advance') exceed $1,600,000, the Over-Advance shall immediately be reduced to $1,600,000 through a lump sum payment and the balance of the Over-Advance shall be repaid in twenty-four (24) equal monthly installments of principal, plus all accrued interest, computed at the floating rate of Prime plus 1%, commencing on the first business day of the month following the month in which the order confirming the Plan is entered.

6.2.3 Upon confirmation of the Plan, except as otherwise provided for herein, all of Debtors' obligations to BOA shall bear interest at the rate of Prime plus 1%; and there shall be no penalty for pre-payment of Debtors' obligations to BOA; provided, however, that if the Acquirer's Offer is not approved by the Bankruptcy Court and/or the Plan is not confirmed, the provisions of the Pre-Petition Loan Documents relating to the imposition and amount of pre-payment penalty shall continue to be in full force and effect.

6.2.4 Except as otherwise provided herein, the balance of the BOA Allowed Claim existing upon the date of entry of the Confirmation Order shall be repaid in accordance with the terms and conditions of the Pre-Petition Loan Documents, as modified by the Stipulation for Entry of Order Authorizing Debtor in Possession Financing, Priority of Advances and Adequate Protection entered on May 4, 2000 (the 'Finance Order'). To the extent that any matter concerning the Debtor's obligation to BOA is not addressed in the Plan, the parties shall refer to the Financing Order and the Pre-Petition Loan Documents. To the extent there are any inconsistencies between the Plan on the one-hand and the Financing Order and/or the Pre-Petition Loan Documents on the other hand, the Plan shall govern.

6.2.5 BOA will have the right to audit the Reorganized Debtors' books and records on a quarterly basis, or more frequently, if an event of default exists, or BOA deems itself insecure. BOA's fees for each such audit will be limited to $750.00 per day, plus expenses.

6.2.6 Under the Pre-Petition Loan Documents and the November Stipulation, Debtors were required to reduce the borrowing base associated with the MDC Inventory by the greater of $100,000 per month, or 50% of MDC sales, during the subject month. During the period commencing on the date of entry of the Financing Order and ending on the final day of the third month following the month in which the Order confirming the Plan is entered, the monthly reduction in the borrowing base associated with the MDC Inventory will be limited to 50% of MDC sales during the subject month. During the succeeding nine months, the monthly reduction will be equal to the greater of $50,000 per month, or 50% of MDC sales, during the subject month. After the expiration of the aforementioned period, the treatment of the MDC Inventory loan shall be governed by the terms set forth in the Pre-Petition Loan Documents; provided, however, that, if the borrowing base associated with the MDC inventory is not reduced by 50% or more during the 12-month period following the month in which the Order confirming the Plan is entered, then the monthly reduction for each month thereafter will be equal to the greater of $125,000, or 50% of MDC sales, during the subject month.

6.2.7 For a period of 12 months following the month in which the Order confirming the Plan is entered, BOA shall continue to maintain the following reserves: (i) a slow-moving, obsolete, general ledger reserve for slow-moving and obsolete inventory, (ii) a cost test reserve, and
(iii) a lower of cost or market reserve, in the combined amount of $1,000,000 with respect to all pre-confirmation inventory other than MDC inventory (collectively, 'Slow-moving Inventory'). If during that
12-month period, the total amount of such Slow-moving Inventory is not reduced by $2 million or more (computed at the lower of cost or market value), then BOA may increase such reserve by not more than $100,000 per month for 11 months, and an unlimited amount in the 12th month, until the amount of said increase is equal to the difference between $2 million and the 12-month reduction in said inventory. If, during the period from the 13th month through the 24th month after the month in which the Order confirming the Plan is entered, the total amount of such Slow-moving Inventory is not reduced by $1.5 million or more (computed at the lower of cost or market value), then BOA may continue to increase such reserve by not more than $100,000 per month for 11 months and an unlimited amount in the 12th month, until the amount of said increase is equal to the difference between $1.5 million and the 12-month reduction in said inventory. Nothing herein shall preclude BOA from continuing to maintain or from establishing such other reserves as are provided for in, and in accordance with, the Pre-Petition Loan Documents.

6.2.8 On the Effective Date, the Reorganized Debtor's line of credit from BOA shall be reduced to $8 million. BOA shall not charge a fee for any future reductions in the line of credit.
6.3 For purposes of confirmation of the Plan, the Lump Sum Payment shall be deemed to satisfy the Bankruptcy requirements of Section 11 U.S.C.
Section 1129(a)(9)1129(a)(9) of the Bankruptcy Code. The balance of the Bank Claim existing upon the date of entry of the Confirmation Order shall be repaid in accordance with the terms and conditions of the Pre-Petition Loan Documents, as modified herein.

6.4 The acquisition by Acquirer of 51% of the outstanding stock of Fields and 100% of the outstanding stock of Skylock shall not constitute an event of default under the Pre-Petition Loan Documents or Finance Order.

6.5 Waiver of Lender Liability Claims Against BOA: In conjunction with the confirmation of the Plan, the Debtors shall obtain an order approving a compromise with BOA which waives and releases any and all claims they may possess against BOA and BOA's agents, officers, employees, attorneys and representatives. BOA and the Debtors shall waive as against each other all unknown claims pursuant to Section California Civil Code Section 15421542 of the California Civil Code which provides in its pertinent part that:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor. The confirmation request will constitute a motion for approval of this compromise of controversy in accordance with Federal Rule of Bankruptcy Procedure 9019 and the Confirmation Order will provide that the above compromise is approved. Nothing herein shall alter the Debtors' release and waiver of BOA provided in the Finance Order and such release and waiver shall remain in full force and effect. Neither the Debtors nor BOA are releasing any rights provided for in the Plan.

VII PROVISIONS FOR TREATMENT OF CLASS 3 CREDITORS

7.1 Impaired: The Allowed Class 3 Secured Claim is impaired. Acceptance of this Plan from the Class 3 Claimant will be solicited.

7.2 Treatment:  Class 3 consists of the Allowed Secured Claim of Marcap.
In full and complete satisfaction of its Allowed Class 3 Secured Claim, Marcap shall receive a Class 3 Note from Reorganized Skylock in the amount of the value of Marcap's collateral, with a commencement date of the first day of the month 30 days after the Effective Date, payable quarterly for a period of thirty-six (36) months from the Effective Date with interest at the market rate which shall be fixed at the Confirmation Hearing and Marcap shall retain any and all liens, interests and encumbrances with respect to its collateral until the Class 3 Note is satisfied in full.
Upon full satisfaction of the Class 3 Note, Skylock shall retain the Marcap collateral free and clear of all liens, claims and encumbrances. The deficiency claim of Marcap, if any, shall be treated in Class 6. To the extent the Class 3 Claim is found by the Court to be an unexpired lease rather than an installment contract, such lease shall be assumed in accordance with Article XIX below.

VII PROVISIONS FOR TREATMENT OF CLASS 4 CREDITORS

8.1 Impaired: The Allowed Class 4 Secured Claim is impaired. Acceptance of this Plan from the Class 4 Claimant will be solicited.

8.2 Treatment: Class 4 consists of the Allowed Secured Claim of Marcap which is secured by computers (4), monitors (5), printers (9) and HP 3100 Printers/Faxes (the 'Marcap Collateral'). In full and complete satisfaction of its Allowed Secured Class 4 Claim, Marcap shall receive:(i) the value of its interest in the Inc. Estate's interest and Incorporated Estate's interest in the Marcap Collateral and on the Effective Date the Reorganized Debtor shall retain the Marcap Collateral free and clear of all liens, claims and encumbrances; or (ii) at the election of Inc. and Incorporated the Class 4 Secured Claim of Marcap shall be satisfied by way of a Class 4
Note in the amount of the value of the Marcap Collateral, with a commencement date of the first day of the month 30 days after the Effective Date, payable quarterly for a period of thirty-six (36) months from the Effective Date with interest at the market rate which shall be fixed at the Confirmation Hearing, and Marcap shall retain any and all liens, interests and encumbrances with respect to its collateral until the Class
4 Note is satisfied in full. The deficiency claim of Marcap, if any, shall be treated in Class 6. To the extent that the Class 4 Claim is determined by the Court to be an unexpired lease rather than installment contract, such lease shall be assumed in accordance with Article XIX below.

IX PROVISIONS FOR TREATMENT OF CLASS 5 CREDITORS

9.1 Impaired: Allowed Class 5 Secured Claims are impaired. Acceptance of this Plan from the Class 5 Claimant will be solicited.

9.2 Treatment: Class 5 consists of the Allowed Secured Claim of Orix. In full and complete satisfaction of its Allowed Secured Claim, Orix shall receive: (i) the value of its interest in the Skylock Estate's interest in the collateral and on the Effective Date Skylock shall retain the Orix collateral free and clear of all liens, claims and encumbrances; or (ii) at Skylock's election the secured claim of Orix shall be satisfied by way of a Class 5 Note issued by Reorganized Skylock in the amount of the value of Orix's collateral, with a commencement date of the Effective Date, payable quarterly for a period of thirty-six (36) months from the Effective Date with interest at the market rate which shall be fixed at the Confirmation Hearing and Orix shall retain any and all liens, interests and encumbrances with respect to its collateral until the Class 5 Note is satisfied in full. Upon full satisfaction of the Class 5 Note, Reorganized Skylock shall retain the Orix collateral free and clear of all liens, claims and encumbrances. The deficiency claim of Orix, if any, shall be treated in Class 6. To the extent that the Class 5 Claim is determined by the Court to be an unexpired lease rather than installment contract, such lease shall be assumed by Skylock in accordance with Article XIX below.


X PROVISIONS FOR TREATMENT OF CLASS 6 AND CLASS 7 CREDITORS

10.1 Impaired:  Allowed Class 6 Claims are impaired.   Acceptances of this
Plan from holders of such claims will be solicited. Class 7 Claims are impaired. Acceptances of this Plan from holders of such claims will be solicited.

10.2 Treatment of Class 6: Class 6 consists of all creditors holding Unsecured Claims except to the extent that any such creditor holds a claim that is specifically provided for in Class 7, Class 8 or Class 9. Class 6 Creditors with Allowed Class 6 Claims shall receive a Pro Rata distribution of 17% of the common stock of the Reorganized Debtor.

10.2.1 In addition to the distribution of the Reorganized Debtor's common stock provided for in paragraph 10.2, holders of Allowed Class 6 Claims shall share Pro Rata in the sum of $100,000 cash to be distributed to the holders of such claims on the Effective Date, or as soon thereafter as is practical to make the distribution, as well as any net recovery of Avoiding Claims reserved for Class 6 as set forth in paragraph 21.2 hereof.

10.2.2 In addition to the distribution of common stock provided for in paragraph 10.2 above and the Pro Rata distribution of cash provided for in paragraph 10.2.1, holders of Allowed Class 6 Claims shall receive a Pro Rata interest in an unsecured promissory note in the principal amount of $500,000, commencing on the Effective Date, payable over a period of six years, with interest on the unpaid principal balance at the T-Bill Rate (the 'Class 6 Note'). The Class 6 Note shall be amortized over twenty-four quarters with payments of principal and interest made quarterly no later than April 30, June 30, October 31, and January 31 ('Quarterly Payment Date(s)') commencing on the first Quarterly Payment Date following the Effective Date. To the extent that any distribution due an Allowed Class 6 Claimant under the Class 6 Note is de minimis, such distribution shall be retained by the Reorganized Debtor until such time as the distributions due such Allowed Class 6 Claimant exceed $25.00.

10.3 Pro Rata Prepayment: The Reorganized Debtor shall have the right to prepay the Allowed Class 6 Claims on a Pro Rata basis without penalty.

10.4 Treatment of Class 7: Class 7 consists of all creditors holding Unsecured Bondholder Claims. Class 7 Creditors with Allowed Class 7 Claims shall receive a Pro Rata distribution of 17% of the Common Stock of the Reorganized Debtor.

10.4.1 In addition to the distribution of common stock to Class 7 Creditors provided for in paragraph 10.4 above, holders of Allowed Class 7 Claims shall receive a Pro Rata interest in an unsecured promissory note in the principal amount of $150,000, commencing on the Effective Date, amortized over a period of thirty months, with no interest for the first six months, and thereafter interest at the T-Bill Rate ('Class 7 Note'). The Class 7 Note shall be amortized over ten quarters with payments of principal and interest made quarterly no later than the first Quarterly Payment Date following six months from the Effective Date. To the extent that any distribution due an Allowed Class 7 Claimant under the Class 7
Note is de minimis, such distribution shall be retained by the Reorganized Debtor until such time as the distributions due such Allowed Class 7 Claimant exceed $25.00.

10.4.2 In addition to the distribution of common stock provided for in paragraph 10.4 above and the Pro Rata interest in the Class 7 Note provided for in paragraph 10.4.1 above, the holders of Allowed Class 7 Claims shall receive a Pro Rata interest in a subordinated note in the principal amount of $250,000, principal and interest payable over a period of five years with interest at the T-Bill Rate to be satisfied only out of excess cash flow over and above the Debtors' projections which are attached hereto as Exhibit '1' (the 'Subordinated Note'). The Subordinated Note shall be subordinate to the repayment of the Post Confirmation Financing and the Class 6 Note. Distributions due under the Subordinated Note shall be made annually on or before the anniversary of the Effective Date. At the maturity of the Subordinated Note, any amounts not paid as a result of the subordination provisions or the non-fulfillment of the conditions of the Subordinated Note, including the conditions relating to the existence of excess cash flow and the condition relating to the repurchase of the warrants, shall be deemed released. To the extent that any distribution due an Allowed Class 7 Claimant under the Subordinated Note is de minimis, such distribution shall be retained by the Reorganized Debtor until such time as the distributions due such Allowed Class 7 Claimant exceed $25.00.

10.5 The final amount of such common stock to be issued to Class 6 and Class 7 Creditors will be subject to adjustment if, after Confirmation, there are not at least 300 whole lot shareholders of the Reorganized Debtor. The adjustment will be made by leaving stock with existing Class 10 Interest Holders and not allocating such stock to Class 6 and Class 7 Creditors. This will enable the Reorganized Debtor to have the minimum required number of shareholders with 'round' lots of stock to qualify as a stockholder for the purposes of listing the common stock of the Reorganized Debtor with the National Association of Securities Dealers ('NASDAQ').


XI PROVISIONS FOR TREATMENT OF CLASS 8 CREDITORS

11.1 Impaired: Allowed Class 8 Claims are impaired Acceptances of this Plan from holders of such claims will be solicited.

11.2 Treatment: Class 8 consists of all employees and former employees of the Debtors holding Unsecured Claims arising from medical expenses incurred when such employees were uninsured and employed by the Debtors. On the Effective Date, $75,000 will be placed in a trust account for the sole purpose of resolving the asserted claims of various medical providers against Class 8 Claimants. The Acquirer shall resolve such claims in an amount not to exceed the $75,000 in the aggregate (the 'Medical Claims Funds'). To the extent the medical expense claims asserted against Debtors' uninsured employees and former employees are resolved in toto for less than $75,000, the balance of the Medical Claims Funds shall revert to the Reorganized Debtor.

XII PROVISIONS FOR TREATMENT OF CLASS 9 CREDITORS

12.1 Impaired: Allowed Class 9 Claims are impaired. Acceptances of this Plan from holders of such claims will be solicited.

12.2 Treatment: Class 9 consists of all Creditors holding Unsecured Claims in an amount less than $500.00, or any Class 6 Creditor or Class 7 Creditor that elects on its ballot to reduce its claim to $500.00. Class 9 Claims shall receive a cash payment of twenty-five percent (25%) of their Allowed Claims on the Effective Date. The total amount distributed to Class 9 Claimants shall not exceed $19,000. If the amount to be distributed to Class 9 Claimants exceeds $19,000, Class 9 Claimants shall share Pro Rata in the $19,000 set aside for members of Class 9.

XIII PROVISIONS FOR TREATMENT OF CLASS 10 INTEREST HOLDERS

13.1 Impaired: Class 10 consists of all equity interests in Inc., which interests are impaired. Acceptance of this Plan from holders of such claims will be solicited.

13.2 Treatment: All issued and outstanding common stock equity interests in Inc., will be retained by the Interest Holders, but will be diluted by the issuance of the additional common stock required to be issued by the Plan. All other equity interests, whether options, subscription rights, preemptive rights, conversion rights or other equity interest other than common stock, shall be deemed canceled on the Effective Date.

XIV PROVISIONS FOR TREATMENT OF CLASS 11 INTEREST HOLDERS

14.1 Impaired: Class 11 consists of all equity interests in Skylock, which interests are impaired. Class 11 is deemed to have rejected the Plan pursuant to 11 U.S.C. section 11 U.S.C.
Section 1126(g)1126(g).

14.2 Treatment: All issued and outstanding common stock equity interests in Skylock will be canceled and 100% of the new common stock of Skylock will be issued to Acquirer.


XV PROVISIONS FOR TREATMENT OF CLASS 12 INTEREST HOLDERS

15.1 Impaired: Class 12 consists of all equity interests in Flightways, which interests are impaired. Class 12 is deemed to have rejected the Plan pursuant to 11 U.S.C. section 1126(g).

15.2 Treatment: All issued and outstanding common stock equity interests in Flightways will be deemed canceled on the Effective Date.

XVI PROVISIONS FOR TREATMENT OF CLASS 13 INTEREST HOLDERS

16.1 Impaired: Class 13 consists of all equity interests in Aero, which interests are impaired. Class 13 is deemed to have rejected the Plan pursuant to 11 U.S.C. section 1126(g).

16.2 Treatment: All issued and outstanding common stock equity interests in Aero will be canceled on the Effective Date.

XVII PROVISIONS FOR TREATMENT OF CLASS 14 INTEREST HOLDERS

17.1 Unimpaired: Class 14 consists of all equity interests in Incorporated, which interests are unimpaired. Acceptance of this Plan from Class 14 will not be solicited.

17.2 Treatment: All issued and outstanding common stock in Incorporated will remain unaltered unless the Plan must be confirmed pursuant to Section 1129(b) of the Bankruptcy Code (See Section 22.3 herein).

XVIII EXECUTION OF THE PLAN

18.1 Funding: As provided for in this Plan, to fund the Reorganized Debtors and to have cash necessary to make the Plan effective, Acquirer will contribute $1,350,000 on the Effective Date in the form of Cash or $600,000 in Cash plus the cancellation of Debtor's indebtedness to Acquirer under the $750,000 Operating Capital Loan made by Acquirer to the Debtors. In exchange for the new equity contribution, Acquirer will receive fifty one percent (51%) of the equity in Inc. and all of the assets of Incorporated, which assets will be contributed to Inc. Acquirer has already loaned the Debtors $750,000 as part of the Operating Capital Loan transaction. On the Effective Date the Operating Capital Loan will be deemed converted to one hundred percent of the equity in Skylock. In addition, Acquirer will provide post confirmation financing in the amount of $1,000,000 (the 'Post Confirmation Financing') on the Effective Date.
On the Effective Date the Debtors will contribute so much of their cash on hand as is necessary to make all payments due on the Effective Date.

18.2 Vesting of Equity: Common Stock in the Reorganized Debtor shall be allocated approximately as follows:

Acquirer                                              51%
Management Group(9.5%) and Other Employees (0.5%)     10%
Allowed Claims in Classes 6 and 7                     34%
Allowed Interests in Class 10                          5%

One-half of the Common Stock in the Reorganized Debtor allocated to the Management Group will be vested on the Confirmation Date. The remaining shares allocated to the Management Group will vest over the remaining term of their employment agreements on a Pro Rata basis by calendar quarter.
With respect to the other employees, one-fourth of the shares of Common
Stock allocated to the other employees shall vest six (6) months after the Effective Date ('Vesting Date') and an additional one-fourth of the allocated Common Stock shall vest every twelve (12) months from the Vesting Date until fully vested.

18.3 Post Confirmation Financing and Warrants: The Post Confirmation Financing will be secured by a blanket security interest in all of the Reorganized Debtor's assets junior only to the lien of BOA and those secured creditors senior in priority to BOA. The Post Confirmation Financing will bear interest at the same rate as is currently charged by BOA with respect to the BOA Loan and the interest rate will adjust in the same manner as provided in the BOA Loan, with interest only to accrue and be paid for a period of three (3) months following Confirmation. After Confirmation, interest will accrue and be payable quarterly. In consideration of the Post Confirmation Loan, the Reorganized Debtor will issue to Acquirer warrants to acquire an additional 20% (on a fully diluted basis as of the Effective Date) of the Reorganized Debtor Common Stock at an aggregate of $1.00 which will be exercisable at Acquirer's option after 2002. Subsequent to 2002, if the Reorganized Debtor's cumulative income from operations for 2001 and 2002 meet or exceed 80% of currently projected EBITDA, set forth in Exhibit '1' attached hereto, before any one time charges for acquisitions, the Reorganized Debtor shall repurchase warrants equal to 15% of the Reorganized Debtor's total equity for $500,000 Cash, and the remaining warrants, equal to 5% (on a fully diluted basis as of the Effective Date) of the Reorganized Debtor's total equity, will be exercised. Upon the exercise of the warrants, the Management Group and the other employees shall be entitled to receive additional shares to the extent necessary to retain a 10% interest in the Reorganized Debtor provided the Reorganized Debtor meets a performance goal of 80% of cumulative EBITDA (before extraordinary charges in accordance with GAAP) for 2001 and 2002 calendar years, as set forth in Exhibit '1' attached hereto.

18.4 Vesting of Assets: On the earlier of the date the Order confirming the Plan becomes final and non-appealable or the Effective Date of the Plan, all assets of the Debtors shall vest in the Reorganized Debtors. The assets of Flightways and Aero, if any, and the assets of Incorporated will be vested in the Reorganized Debtor. Thus, the assets of Inc. shall vest in the Reorganized Debtor and the assets of Skylock shall vest in Reorganized Skylock. Nothing in the Plan changes the avoiding or collection rights of the Debtors against third parties.

18.5 Set Off Rights:  A creditor shall retain any and all of its rights
(if any exist) to recoupment or to set off the Debtors' claims against it, if any, by amounts the Debtors owe the creditor, if any (collectively, recoupment and set off rights are referred to as the 'Set Off Rights'), so as to net all claims between the creditor and the Debtors. Set Off Rights shall not be created, affected, modified, altered, or extinguished in any manner by Confirmation of the Plan by the Debtors, or by the running of the time provided in the Plan for objecting to Claims (for example, 90 days from the Effective Date for objecting to proofs of claims, or by the failure of the Debtors or any authorized entity to object to any proof of claim). The Set Off Rights shall exist, to whatever extent provided by State or bankruptcy law, regardless of who ultimately asserts claims against the creditor for the collection of accounts receivable due to the Debtors, if any. In this paragraph the term 'Debtors' shall include any of the Debtors' successors-in-interest, such as the Reorganized Debtors, Acquirer, or any of their designees, transferees, assignees, or beneficiaries.

18.6 Business Operation: The Reorganized Debtors shall continue to operate their business free of supervision by the United States Trustee and shall no longer be required to file interim statements or operating reports but shall be obligated to pay fees pursuant to 28 U.S.C. section 1930(a)(6) until the entry of a final decree closing these Chapter 11 cases.

18.7 Disbursing Agent: The Reorganized Debtors shall be the Disbursing Agent under the Plan and shall make all distributions called for under the Plan to Creditors and Interest Holders. The Disbursing Agent shall serve without bond.

18.8 Prepayment: Creditors may be paid the full amount due under the Plan earlier than the term of repayment under the Plan at the election of the Reorganized Debtors.

18.9 Reorganized Debtors' Charter: The Reorganized Debtors' charter shall provide, if applicable, for the restrictions set forth in 11 U.S.C.
section 11 U.S.C. Section 1123(a)(6)1123(a)(6).

18.10 Post-Confirmation Management: The Management Group shall serve as post-confirmation management in accordance with the Employment Agreements executed between the Debtors, on the one hand, and Alan Fields, Neil O'Hara and Brian Aune, on the other hand. Alan Fields shall serve as Chief Executive Officer of the Reorganized Debtor and shall receive a base salary of $175,000 per year. Neil O'Hara shall serve as Senior Vice President of the Reorganized Debtor and shall receive a base salary of $140,000. Brian Aune shall serve as the Chief Financial Officer of the Reorganized Debtor and shall receive a base salary of $140,000. The members of the Reorganized Debtors' Board of Directors shall be Jeffrey Crevoiserat, Brian Katzen, Dieter Herman, Dick Leahy and Stan Roitz.

18.11 Execution Of Documents: Upon Confirmation, the Reorganized Debtors shall be authorized to take all actions necessary or appropriate to complete and consummate the transactions described herein and to enter into and implement the contracts, instruments, and other agreements or documents created in connection with the Plan or to be executed and delivered pursuant to the Plan before, on, or after the Effective Date.

18.12 Cancellation Of Outstanding Securities Of The Debtors: On the Effective Date, without shareholder approval all outstanding instruments and securities (with the exception of the common stock of Incorporated and Inc.) representing Interests in the Debtors and any rights to acquire Interests in the Debtors, including but not limited to warrants, options and subscription rights, shall be deemed canceled and of no further force or effect to the extent that the Plan provides for the cancellation of such interests, without any further action on the part of the Bankruptcy Court or any person. The holders of such canceled instruments, securities, and other documents shall have no rights arising from or relating to such instruments, securities or other documents or the cancellation thereof, except the rights provided pursuant to the Plan.

18.13 Amendments To Articles Of Incorporation: On the Effective Date, the Board of Directors of Reorganized Debtors shall be authorized to amend the Articles of Incorporation and Bylaws to accomplish the following:

(a) Effect a quasi-reorganization for accounting purposes.

(b) Issue shares, warrants or other securities to carry out any transaction contemplated in the Plan without solicitation of or notice to shareholders.

(c) Take all action necessary and appropriate to carry out the terms of the Plan;

(d) Amend the Debtors' Articles of Incorporation and/or Bylaws to provide the maximum indemnification or other protections to the Reorganized Debtors' officers and directors that is allowed under applicable law; and

(e) In accordance with Section 11 U.S.C. Section 1123(a)(b)1123(a)(b) of the Code, include within their charters a provision prohibiting the issuance of nonvoting equity securities.

18.14 Take Required Actions: Pursuant to California Corporations Code sections California Corporations Code Section 14001400 et seq. and Utah Code
section 16-10a-1008, without shareholder approval, the Board of Directors of each of the Reorganized Debtors shall be authorized to take any and all actions necessary or appropriate to effectuate any amendments to the Reorganized Debtors' Certificates of Incorporation and/or Bylaws called for under the Plan and the Board of Directors and officers of each of the Reorganized Debtors shall be authorized to execute, verify, acknowledge, file and publish any and all instruments or documents that may be required to accomplish same.

18.15 Exemption From Registration Under Section 1145 of the Code: All securities to be issued pursuant to the Plan to holders of Allowed Claims and Allowed Interests, the Management Group and the other employees and the Acquirer shall be issued pursuant to the exemption contained in Bankruptcy Code section 11 U.S.C. Section 11451145 from the requirements of Section
Section 5 of the Securities Act of 19335 of the Securities Act of 1933, and any other applicable federal, state or local law requiring registration.

18.16 Closing of Register For Existing Common Stock: At the close of business on the second Business Day immediately preceding the Effective Date, the security register for the common stock of the Debtors shall be closed, and thereafter there shall be no further registrations of transfer or other changes in Interest Holders on the books of the stock transfer agent, or the Debtors, and the Reorganized Debtors shall have no obligation to recognize any transfer of the common stock of the Debtors occurring thereafter (but shall be entitled instead to recognize and deal with, for all purposes under the Plan, except as otherwise provided herein, those Interest Holders reflected on the security register immediately prior to the Effective Date).

18.17 Payment Agent: The Class 6 note and Class 7 notes described in paragraphs 10.2.2, 10.4.1 and 10.4.2 above, shall be held by the Reorganized Debtor as a payment agent (the 'Payment Agent') for the benefit of Allowed Class 6 Claimants and Allowed Class 7 Claimants, respectively. The Payment Agent shall deliver the notes as paid in full to the Reorganized Debtors once all payments thereunder have been made.

XIX EXECUTORY CONTRACTS AND UNEXPIRED LEASES

19.1 Assumptions of Executory Contracts and Unexpired Leases:

19.1.1 Assumption by Skylock: The following are the unexpired leases and executory contracts to be assumed as obligations of Reorganized Skylock under this Plan:

TYPE OF LEASE/CONTRACT   LESSOR                    LESSEE
Fadal Machine            US Bancorp Machine        Skylock
Real Property Lease      Dale L. Short            (905 S. Alta Vista
                         Barbara Short            and 340 W. Chestnut
                         (the 'Shorts')           Monrovia)

HAAS HL-2 CNC Lathe      The Shorts              Skylock
2010, S/N 60795

     On the Effective Date, each of the unexpired leases and executory contracts listed above shall be assumed by Skylock as obligations of Reorganized Skylock. There is a dispute as to whether the real property lease with the Shorts has been rejected. The Shorts have agreed that Skylock may assume the lease, subject to all options, if all of the requirements of 365(b)(1) are met. To resolve the dispute, the Shorts require that a default under the real property lease will trigger a default under the personal property lease and vice versa. The Order of the Court confirming the Plan shall constitute an Order approving the assumption of each lease and contract listed above. If you are a party to a lease or contract to be assumed and you object to the assumption of your lease or contract, you must file and serve your objection to the Plan within the deadline for objecting to the confirmation of the Plan.

19.1.2 Assumption by Incorporated: The following are the unexpired leases and executory contracts to be assumed as obligations of Incorporated and assigned to Inc. under this Plan:

TYPE OF LEASE/CONTRACT    LESSOR                   LESSEE
Equipment                 Fidelity Leasing         Incorporated
Microsoft SQL Servers     Conseco, Inc.            Incorporated
(Greentree)

Incorporated shall also assume and assign to Inc. any and all distribution agreements in which Incorporated is serving as a distributor for a third party (the 'Incorporated Distribution Agreements').

On the Effective Date, each of the Incorporated Distribution Agreements and above listed leases and contracts shall be assumed and assigned as obligations of the Reorganized Debtor. The Order of the Court confirming the Plan shall constitute an Order approving the assumption and assignment of the above listed contracts and leases and the Incorporated Distribution Agreements. If you are a party to an Incorporated Distribution Agreement or the leases or contracts listed above and you object to the assumption and assignment of your Incorporated Distribution Agreement, lease or contract, you must file and serve your objection to the Plan within the deadline for objecting to the confirmation of the Plan.

19.2 Modification, Assumption and Assignment: On the Effective Date, the following leases will be modified, assumed and assigned:

TYPE OF LEASE/CONTRACT        LESSOR          LESSEE
HAAS VF-OE Vertical          Associates       Flightways

Machining Center #7954       Commercial Corporation

Ingersoll-Rand EP40SE        Associates        Incorporated

Rotary Screw Air             Commercial

Compressor #JE5362           Corporation

On the Effective Date, the HAAS VF-OE Vertical lease shall be restructured over its remaining term, assumed by Flightways and assigned to Reorganized Skylock. The principal balance of the HAAS VF-OE Vertical lease shall be $30,884.67 requiring an initial installment of $1,176.47 to be paid by Skylock by August 31, 2000 and twenty-four (24) consecutive installments of $1,374.31 beginning September 15, 2000.

On the Effective Date, the Ingersoll-Rand EP40SE Rotary Screw Air Compressor #JE5362 lease (the 'Compressor Lease') shall be modified so that the Compressor Lease is restructured over the remaining term of the Compressor Lease, assumed by Incorporated and assigned to Reorganized Skylock. The principal balance of the Compressor Lease shall be $9,844.08 requiring an initial installment of $517.00 to be paid by Skylock by August 31, 2000 and eighteen (18) consecutive installments of $561.23 beginning
September 15, 2000.

19.3 Rejections: On the Effective Date, all executory contracts and unexpired leases between the Debtors and any person, whether such contracts are written or oral, except those which were previously assumed or rejected, or which are the subject of a pending motion to assume or reject on the Effective Date, or which are to be assumed as part of the confirmation of this Plan, shall be deemed rejected.

The Confirmation Order shall constitute an order approving the rejection of the lease or contract. If you are a party to a contract or lease to be rejected and you object to the rejection of your contract or lease, you must file and serve your objection to the Plan within the deadline for objecting to the confirmation of the Plan.

THE BAR DATE FOR FILING A PROOF OF CLAIM BASED ON A CLAIM ARISING FROM THE REJECTION OF A LEASE OR CONTRACT IS THIRTY DAYS FROM THE REJECTION OF SUCH LEASE OR CONTRACT. Any claim based on the rejection of a contract or lease will be barred if the proof of claim is not timely filed, unless the Court later orders otherwise.


XX BAR DATE FOR FILING OF CLAIMS OR INTERESTS

20.1 Unsecured Claims: Any Creditor desiring to file a proof of claim with the Bankruptcy Court must have done so on or before April 17, 2000. Unless the Bankruptcy Court orders otherwise, any proof of claim which is untimely filed shall be of no force or effect, and such Claimant shall not be entitled to a Distribution.

20.2 Interests: Any Interest Holder desiring to file a proof of interest with the Bankruptcy Court must have done so on or before April 17, 2000. Unless the Bankruptcy Court orders otherwise, any proof of interest which is untimely filed shall be of no force or effect, and such Interest Holder shall not be entitled to receive or retain any Interest.

20.3 Administrative Expense Claims: Applications for payment or compensation as an Administrative Expense must be filed with the Bankruptcy Court within thirty (30) days after entry of the Confirmation Order, or within such later time as the Court may fix.


XXI OBJECTIONS TO CLAIMS AND INTERESTS; RESERVED CLAIMS

21.1 Objections to Claims: If a purpose would be served thereby, the Reorganized Debtors or the Creditors Committee shall file an objection to any Claim or Interest not later than 90 days after the Effective Date. Objections not filed within such time shall be deemed waived. In no event shall any claimant be entitled to a double recovery if such claimant has received any payment during the pendency of the Chapter 11 Case or if more than one of the Debtors is liable on the same debt. If any Claim or Interest, or any portion of any Claim or Interest, is challenged by objection, the Disbursing Agent shall segregate and set aside a portion of the proposed Distribution sufficient to satisfy the full Distribution to which that Claim or Interest would be entitled, if allowed. If an objection to a Claim or Interest is resolved in favor of the claimant, a Distribution from the segregated funds shall be made to the holder of such Claim or Interest accordingly. If an objection to a Claim or Interest is sustained by the Bankruptcy Court, any funds segregated for payment of that Claim or Interest shall be made available for other payments under the Plan or shall be returned to the Reorganized Debtors for use in their day to day operations on the tenth (10th) day following the entry on the Bankruptcy Court's docket of an order disallowing such Claim or Interest. The deadline to object to Claims may be extended by order of the Court, upon a showing of good cause. Notice of any such application to extend time shall be provided only to the Office of the United States Trustee and any party making a specific written request therefor.

21.2 Reserved Claims: The Debtors reserve all claims to recover preferential, fraudulent or otherwise recoverable transfers to any entity (the 'Avoiding Claims') which shall vest in the Reorganized Debtors and may be brought at any time prior to the expiration of the applicable limitations period, including any extension of such period that occurred during the pendency of the bankruptcy case or otherwise. All such Avoiding Claims shall be prosecuted for the benefit of Class 6 Creditors by the Creditors Committee as the representative of the estates as provided for in 11 U.S.C. section 11 U.S.C. Section 1123(b)(2)(B)1123(b)(2)(B) in the name of the Creditors Committee and not in the name of the Reorganized Debtors. All fees and costs incurred by the attorneys for the Creditors Committee following the Effective Date shall be paid solely from the distributions to be made under the Plan to Class 6 Creditors.

21.3 Other Reserved Claims:  In addition to the reserved claims described in
Article 21.2, the Debtors reserve all other claims including but not limited to the collection of accounts receivables (the 'Other Reserved Claims').
The Other Reserved Claims shall be pursued by the Reorganized Debtors for the benefit of the Reorganized Debtors.


XXII ACCEPTANCE OR REJECTION OF PLAN; EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS

22.1 Impaired Classes to Vote on Plan: Each holder of a Claim of an impaired class of Claims shall be entitled to vote separately to accept or reject the Plan.

22.2 Acceptance by Class of Creditors: A class of Creditors shall be deemed to have accepted the Plan if the Plan is accepted by at least two-thirds in amount and more than one-half in number of the Allowed Claims of such class that have accepted or rejected the Plan.

22.3 Cramdown: In the event that an impaired class of Creditors shall fail to accept the Plan in accordance with section 11 U.S.C. Section
1129(a)1129(a) of the Bankruptcy Code, the Debtors shall request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code.


XXIII IDENTIFICATION OF CLAIMS NOT IMPAIRED BY THE PLAN

23.1 Unimpaired Classes: Claims in Class 1 and Class 3 and Interests in Class 14 are not impaired under the Plan and, therefore, Creditors holding such Claims are not entitled to vote with respect to the Plan.

23.2 Impaired Classes to Vote on Plan: Claims in Classes 2, 3, 4, 5, 6, 7, 8 and 9 and Interests in Classes 10, 11, 12 and 13 are impaired under the Plan, and the holders of such Claims and Interests are entitled to vote to accept or reject the Plan. Interest Holders in Classes 11, 12 and 13 are deemed to have rejected the Plan.

23.3 Controversy Concerning Impairment: In the event of any controversy as to whether any creditors or holders of Claims or Interests or any classes of creditors or Interest Holders are impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.


XXIV DEFAULT

In the event the Reorganized Debtors default under any provisions of this Plan, any Creditor desiring to assert such a default shall provide the Reorganized Debtors with written notice of the alleged default. The Reorganized Debtors shall then have sixty (60) days from receipt of such written notice to cure such default, unless otherwise agreed to by the Reorganized Debtors and such creditor. If the default is not timely cured, such Creditor may thereafter enforce its legal remedies. Notwithstanding the fact that the Class 6 and Class 7 Notes will be held by Payment Agent, an individual creditor shall have the right to enforce its Pro Rata interest in such Note(s).


XXV CLOSING OF CASE AND FINAL DECREE

Upon commencement of distribution to all classes of Creditors and Interest Holders and implementation of the provisions of the Plan by the Reorganized Debtors, the Bankruptcy Court shall enter a Final Decree closing the cases and making provisions by way of injunction or otherwise as may be equitable. Until a Final Decree is entered, the Reorganized Debtors shall file a post confirmation plan implementation report (and serve such report on parties making a written request therefor after confirmation) which report shall include a statement of operations of the Debtors. Post confirmation plan implementation reports shall be due every 180 days until a Final Decree is entered. Such reports shall be filed with the Court and served upon any party in interest making a written request therefor after the Confirmation Hearing.


XXVI DISCHARGE OF DEBTORS

Except as otherwise provided herein, the rights afforded in the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims of any nature or kind whatsoever, including any interest accrued thereon from and after the Petition Date, against Inc., Incorporated and Skylock as Debtors, Debtors-in-Possession or as Reorganized Debtors, and any of their assets or properties. Except as otherwise provided herein, upon the Effective Date, in accordance with section 1141 of the Bankruptcy Code, all such Claims against such Debtors, Debtors-in-Possession or as Reorganized Debtors shall be deemed satisfied, discharged and released in full. On the Effective Date, the automatic stay shall be terminated pursuant to 11 U.S.C. section 11 U.S.C. Section 362(c)362(c). Except as otherwise provided herein, all Creditors shall be precluded from asserting against such Debtors, Debtors-in-Possession, or as Reorganized Debtors or their assets and properties any other or further claim based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date; provided, however, that nothing contained in the Plan shall alter the legal, equitable or contractual rights of the holders of any Claims specifically designated as being unimpaired under the Plan, it being specifically intended that all such rights are to remain unaltered by the Plan. Except as otherwise provided herein, upon the Effective Date, all intercompany and alter ego type claims that may exist or existed with respect to the Debtors and the Reorganized Debtors shall be discharged and released in full.

Confirmation of the Plan shall not act as a discharge as to Flightways or Aero, which shall be, on the Effective Date, deemed to have been wound up and dissolved pursuant to applicable California law. A certified copy of the Confirmation Order shall be recorded with the California Secretary of State and shall be conclusive evidence of the winding up of the affairs of Flightways and Aero.


XXVII RETENTION OF JURISDICTION

The Bankruptcy Court shall retain exclusive jurisdiction, after the Confirmation Date, to hear and determine any and all controversies or disputes regarding the terms of the Plan, and/or the interpretation, application or enforcement thereof and to render any orders necessary to aid in the implementation of the Plan, including but not limited to jurisdiction in determining party's rights and remedies against the Reorganized Debtors in the event of an uncured default in the Reorganized Debtors' obligations under this Plan.

The Court will retain jurisdiction until Consummation of the Plan and an
entry of a Final Decree closing the Case.   The Court shall further retain
jurisdiction under the Plan for all purposes consistent with the Plan and the Bankruptcy Code, which purposes include, but are not limited to:

1. The classification or allowance of a Claim of any Creditor and the reexamination of Claims which have been allowed for purposes of voting and the determination of such objections as may be filed against Creditors' Claims.

2. The determination of all questions and disputes regarding title to the assets of the Estate, and the determination of all causes of action, controversies, disputes or conflicts, including the right to participate in any Distribution from the Estate, whether or not subject to an action pending as of the Effective Date, between the Debtors and/or Reorganized Debtors and any other party, including, but not limited to, any right of the Debtors and/or Reorganized Debtors to recover assets pursuant to the provisions of the Bankruptcy Code, including determinations related to leases and contracts, whether the same have been assumed or rejected.

3. The correction of any defect, curing of any omission, or the reconciliation of any inconsistency in the Plan or in the Order of Confirmation, as may be necessary to carry out the purposes and intent of the Plan.

4. The determination of the allowability, validity and priority of Tax Claims against the Debtors or the Estates, whether such Claims are asserted before or after the Effective Date.

5. The modification or amendment of the Plan after Confirmation pursuant to the FRBP or the Bankruptcy Code.

6. The enforcement and interpretation of the terms and provisions of the Plan.

The entry of a Final Decree closing the cases.

8. The granting of extensions of any deadlines set herein.

DATED: October ___, 2000
FIELDS AIRCRAFT SPARES, INC. FIELDS AIRCRAFT SPARES,INCORPORATED, SKYLOCK INDUSTRIES, INC., FIELDS AERO MANAGEMENT, INC.


By _________________________
ALAN M. FIELDS
President and Chief Executive Officer of the Debtors

SUBMITTED BY:

MC DERMOTT, WILL & EMERY

By _______________________
DAVID GOULD
RODGER M. LANDAU
Attorneys for Debtors and Debtors in Possession

LEVENE, NEALE, BENDER, RANKIN & BRILL L.L.P.

By ________________________
MARTIN J. BRILL
Attorneys for the Committee Of Creditors Holding Unsecured
Claims